EXHIBIT 4.5


                              CONSULTING AGREEMENT
               Program Addition and Internet Integration Services

         THIS CONSULTING AGREEMENT (this "Agreement"), made and entered into this 5th day of August, 1996, by and between North American Resorts, a Florida Corporation(hereinafter "Customer"), and DIGITALMIND, a Nevada Corporation (hereinafter "Consultant"):


                                    SECTION 1

                                SCOPE OF SERVICES

         1.1 PROJECT SERVICES; PROGRAMMING AND MATERIALS. Consultant shall provide development, integration and implementation services in support of Sunrise Project, as more fully described in Part 1 of Exhibit A attached hereto. As part of such services, Consultant shall use its best efforts to prepare, complete, and install the programming and materials identified as to be furnished by Consultant in Part 2 of Exhibit A attached hereto (the "Software").

         1.2 CONDUCT OF SERVICES. All work shall be performed in a workmanlike and professional manner by employees of Consultant having a level of skill commensurate with the requirements of this Agreement. Consultant shall require its employees at all times to observe security and safety policies of Customer. Consultant shall cause its employees to be bound by written agreements or policies sufficient to give effect to the license in Section 6 hereof.


                                    SECTION 2

                          METHOD OF PERFORMING SERVICES

         2.1 METHOD OF PERFORMING SERVICES. Consultant shall have the right to determine the method, details, and means of performing the work to be done for Customer. Customer shall have no right to, and shall not, control the manner or determine the method of accomplishing Consultant's services. Customer may, however, require Consultant's personnel at all times to observe security and safety policies of Customer. In addition, Customer shall be entitled to exercise broad general power of supervision and control over the results of work performed by Consultant's personnel to ensure satisfactory performance, including the right to inspect, the right to stop work, the right to make suggestions or recommendations as to the details of the work, and the right to propose modifications to the work.

         2.2 ASSIGNMENT OF PERSONNEL. Customer may interview the personnel Consultant assigns to Customer's work. If Customer determines that such personnel are not appropriate for the work being assigned based on their specific or general skills or their background and experience, Consultant shall make a reasonable effort to assign other qualified personnel.

         2.3 SCHEDULING. Consultant will try to accommodate work schedule requests to the extent possible. Should any personnel of Consultant be unable to perform scheduled services because of illness, resignation, or other causes beyond Consultant's reasonable control, Consultant will attempt to replace such employee within a reasonable time, but Consultant shall not be liable for delays resulting from factors beyond its control.

         2.4 REPORTING. Customer will advise Consultant of the individuals to whom Consultant's personnel will report for purposes of day-to-day work assignments. Customer and Consultant shall develop appropriate administrative procedures for coordinating with Consultant's personnel. Customer shall periodically prepare an evaluation of the performance of Consultant's personnel. Should Customer not be satisfied with the performance of one or more of Consultant's personnel, Customer may request, on reasonable notice, that Consultant terminate their assignment to Customer's work.

         2.5 PLACE OF WORK. Consultant's personnel will perform their work for Customer primarily at Customer's premises except when such projects or tasks may, as agreed by Customer, be performed off site. Customer agrees to provide working space and facilities, and any other services and materials Consultant or its personnel may reasonably request in order to perform the work assigned to them.


                                    SECTION 3

                              TERM AND TERMINATION

         3.1 TERM. The term of this Agreement shall commence on the date set forth above and shall continue through the completion of the services set forth in Exhibit A attached hereto, and thereafter for so long as Customer seeks or obtains services from Consultant.

         3.2 TERMINATION. This Agreement may be terminated by either party upon written notice, if the other party breaches any obligation provided hereunder and the breaching party fails to cure such breach within the sixty- (60-) day period; provided that the cure period for any failure of Customer to pay fees and charges due hereunder shall be fifteen (15) days from the date of receipt by Customer of notice of such failure.

         3.3 REMAINING PAYMENTS. Within sixty (60) days of termination of this Agreement for any reason, Consultant shall submit to Customer an itemized invoice for any fees or expenses theretofore accrued under this Agreement. Customer, upon payment of accrued amounts so invoiced, shall thereafter have no further liability or obligation to Consultant whatsoever for any further fees or expenses arising hereunder. In the event Consultant terminates this Agreement because of the breach of Customer, Consultant shall be entitled to a pro rata payment for work in progress based on the percentage of work then completed, plus the full amount of payment attributable to programming and materials already furnished by Consultant. Notwithstanding any termination of the terms of this Agreement, the rights and licenses granted under Section 6 hereof shall continue in effect in accordance with their terms.


                                    SECTION 4

                           FEES, EXPENSES, AND PAYMENT

         4.1 FEES. In consideration of the services to be performed by Consultant, Customer shall pay Consultant the fees set forth in Exhibit B attached hereto.

         4.2 REIMBURSEMENT OF EXPENSES. In addition to the foregoing, Customer shall pay Consultant its actual out-of-pocket expenses as reasonably incurred by Consultant in furtherance of its performance hereunder. Consultant agrees to provide Customer with access to such receipts, ledges, and other records as may be reasonably appropriate for Customer or its accountants to verify the amount and nature of any such expenses.

         4.3 ADDITIONAL WORK. The fees and charges for any follow-on or additional work not described in Exhibit A attached hereto shall be performed at Consultant's then-current rates for such work.

         4.4 PAYMENT. Customer shall pay all fees and expenses owing to Consultant hereunder within 3 days after Consultant has submitted to Customer an itemized invoice therefor.


                                    SECTION 5

                             TREATMENT OF PERSONNEL

         5.1 COMPENSATION OF CONSULTANT'S PERSONNEL. Consultant shall bear sole responsibility for payment of compensation to its personnel. Consultant shall pay and report, for all personnel assigned to Customer's work, federal and state income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of Consultant. Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. Consultant agrees to defend, indemnify, and hold harmless Customer, Customer's officers, directors, employees, and agents, and the administrators of Customer's benefit plans from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that Customer shall promptly notify Consultant of each such claim when and as it comes to Customer's attention, Customer shall cooperate with Consultant in the defense and resolution of such claim, and Customer shall not settle or otherwise dispose of such claim without Consultant's prior written consent, such consent not to be unreasonably withheld.

         5.2 WORKER'S COMPENSATION. Notwithstanding any other workers' compensation or insurance policies maintained by Customer, Consultant shall procure and maintain workers' compensation coverage sufficient to meet the statutory requirements of every state where Consultant's personnel assigned to Customer's work are located.

         5.3 CONSULTANT'S AGREEMENTS WITH PERSONNEL. Consultant shall obtain and maintain in effect written agreements with each of its personnel who participate in any of Customer's work hereunder. Such agreements shall contain terms sufficient for Consultant to comply with all provisions of this Agreement.

         5.4 STATE AND FEDERAL TAXES. As neither Consultant nor its personnel are Customer's employees, Customer shall not take any action or provide Consultant's personnel with any benefits or commitments inconsistent with any of such undertakings by Consultant. In particular:

         1. Customer will not withhold FICA (Social Security) from Consultant's payments.

         2. Customer will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel.

         3. Customer will not withhold state and federal income tax from payment to Consultant.

         4. Customer will not make disability insurance contributions on behalf of Consultant.

         5. Customer will not obtain workers' compensation insurance on behalf of Consultant or its personnel.


                                    SECTION 6

                                OWNERSHIP RIGHTS

         6.1 OWNERSHIP. As between Customer and Consultant, except as set forth below in this Section 6, all right, title, and interest, including copyright interests and any other intellectual property, in and to the Software produced or provided by Consultant under this Agreement shall be the property of Consultant. To the extent of any interest of Customer therein, Customer agrees to assign and, upon its creation, automatically assigns to Consultant the ownership of such Software, including copyright interests and any other intellectual property therein, without the necessity of any further consideration.

         6.2 CUSTOMER LICENSE. Effective upon completion of the services set forth in Exhibit A attached hereto and payment by Customer of the fees and expenses invoiced by Consultant with respect thereto, Customer shall have a nonexclusive license to use the Software in machine-readable form throughout Customer's organization. Pursuant to such license, Customer may make additional copies of the Software for internal use and installation by Customer. Consultant shall also make available the source code version of the Software, as requested by Customer, for support and maintenance purposes, provided that the use and handling of such source code shall be subject to strict confidentiality procedures. Customer is cautioned against making unreviewed changes to the Software that could disrupt or impair its functioning.

         6.3 CUSTOMER DATA. All right, title, and interest in and to any data relating to Customer's business are and shall remain the property of Customer, whether or not supplied to Consultant.

         6.4 THIRD-PARTY INTERESTS. Customer's interest in and obligations with respect to any programming, materials, or data to be obtained from third-party vendors, regardless of whether obtained with the assistance of Consultant, shall be determined in accordance with the agreements and policies of such vendors.


                                    SECTION 7

                    RESPONSIBILITIES OF CUSTOMER FOR SOFTWARE

         7.1 LIMITATIONS ON USE. Customer may not use, copy, or modify the Software, or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized by Consultant hereunder. Customer's rights may not be transferred except to (1) a successor in interest of Customer's entire business who assumes the obligations of this Agreement or (2) any other party who is reasonably acceptable to Consultant, enters into a substitute version of this Agreement, and pays an administrative fee intended to cover attendant costs. No service bureau work, multiple-user license, or time-sharing arrangement is permitted. If Customer uses, copies, or modifies the Software or transfers possession of any copy, adaptation, transcription, or merged portion of the Software to any other party in any way not expressly authorized hereunder, Customer's license is automatically terminated.

         7.2 TAXES. Customer is solely responsible for payment of any taxes (including sales or use taxes, intangible taxes, and property taxes) resulting from Customer's acceptance of this license and possession and use of the Software, other than taxes based on income to the Consultant. Consultant reserves the right to have Customer pay any such taxes as they fall due to Consultant for remittance to the appropriate authority. Customer agrees to hold harmless Consultant from all claims and liability arising from Customer's failure to report or pay such taxes.

         7.3 QUALIFIED OPERATOR. Customer is responsible for selecting an operator who is qualified to operate the Software on Customer's own equipment and is familiar with the information, calculations, and reports that serve as input and output of the Software. Customer accepts sole responsibility for the use of the Software in its business and operations.

         7.4 ENVIRONMENT AND UTILITIES. Customer is responsible for ensuring a proper environment and proper utilities for the computer system on which the Software operates, including an uninterrupted power supply.

         7.5 RIGHT TO INSPECT. Customer hereby authorizes Consultant to enter Customer's premises in order to inspect the Software in any reasonable manner during regular business hours for purposes of verifying Customer's compliance with the provisions of this Agreement.

         7.6 OBSOLESCENCE. Except as otherwise agreed by Consultant with reference to further work orders, Consultant is not responsible for obsolescence of the Software that may result from changes in Customer's requirements. Consultant assumes no responsibility for the use of superseded, outdated, or uncorrected versions of the Software.


                                    SECTION 8

                             PROPRIETARY INFORMATION

         8.1 TRADE SECRETS. Customer acknowledges that in order to perform the services called for in this Agreement, it shall be necessary for Consultant to disclose to Customer certain Trade Secrets that have been developed by Consultant at great expense and that have required considerable effort of skilled professionals. Customer further acknowledges that the Software will of necessity incorporate such Trade Secrets. Customer agrees that it shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any employees or to any third parties, excepting those who have a need to know such Trade Secrets in order to give effect to Customer's rights hereunder and who have bound themselves to respect and protect the confidentiality of such Trade Secrets. In no event shall Customer disclose any such Trade Secrets to any competitors of Consultant.

         8.2 SCOPE OF RESTRICTION. As used herein, the term "Trade Secrets" shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to Consultant and not generally known in the industry.


                                    SECTION 9

                                   WARRANTIES

         9.1 WARRANTIES OF CUSTOMER. Customer warrants that it owns all right, title, and interest in and to, or has full and sufficient right and authority to use in the manner contemplated by this Agreement, any programming, materials, or data furnished by Customer to Consultant in connection with Consultant's performance of the services called for by this Agreement.

         9.2 WARRANTIES OF CONSULTANT.   Consultant warrants that:

                  1. Consultant's performance of the services called for by this Agreement do not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right; and

                  2. Consultant has sufficient right, title, and interest in and to the Software, exclusive of rights respecting programs, data, and materials identified as furnished to Customer by third-party vendors, to grant and convey the rights accorded to Customer under Section 6 hereof.

         9.3 CONFORMITY OF SOFTWARE. Consultant warrants that, commencing upon installation of the Software and for a period of _____ months thereafter, the Software shall operate in substantial conformity with the specifications published by Consultant with respect thereto. If, on the basis of evidence submitted to Consultant during such period, it is shown that the Software is nonconforming, then, as the sole and exclusive remedy of Customer, Consultant shall, at its option, either correct the nonconformity or return all payments made to Consultant within the prior twelve (12) months for such nonconforming Software. If it is ultimately determined that no such nonconformity exists, or that the nonconformity is owing to actions of Customer or third-party vendors, Customer shall compensate Consultant for its services at Consultant's established rates.

         EXCEPT AS SET FORTH IN THIS SECTION 9, CONSULTANT MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


                                   SECTION 10

                             LIMITATION OF LIABILITY

         10.1 NO CONSEQUENTIAL DAMAGES, ETC. In no event shall Consultant be liable to Customer for any incidental, indirect, or consequential damages or lost profits of Customer.

         10.2 LOSS OF DATA. In no event shall Consultant be liable for loss of data or records of Customer, it being understood that Customer shall be responsible for ensuring proper and adequate back-up and storage procedures.

         10.3 FORCE MAJEURE. Consultant shall not be liable to Customer for any failure or delay caused by events beyond Consultant's control, including, without limitation, Customer's failure to furnish necessary information; sabotage; failure or delays in transportation or communication; failures or substitutions of equipment; labor disputes; accidents; shortages of labor, fuel, raw materials or equipment; or technical failures.

         10.4 INSURANCE. Customer must have data insurance to cover any loss of data.


                                   SECTION 11

                        HIRING OF CONSULTANT'S PERSONNEL

         11.1 ADDITIONAL VALUE FROM HIRING. Customer acknowledges that Consultant provides a valuable service by identifying and assigning personnel for Customer's work. Customer further acknowledges that Customer would receive substantial additional value, and Consultant would be deprived of the benefits of its work force, if Customer were to directly hire Consultant's personnel after they have been introduced to Customer by Consultant.

         11.2 NO HIRING WITHOUT PRIOR CONSENT. Without the prior written consent of Consultant, Customer shall not recruit or hire any personnel of Consultant who are or have been assigned to perform work until one (1) year after the termination of this Agreement.

         11.3 HIRING FEE. In the event that Customer hires any personnel of Consultant who are or have been assigned to perform work for Customer, within one (1) year of the date of such hiring, Customer shall pay Consultant an amount equal to twenty-five percent (25%) of the total first year compensation Customer pays such personnel as a fee for the additional benefit obtained by Customer.


                                   SECTION 12

                                  MISCELLANEOUS

         12.1 GOVERNING LAW. This Agreement shall be governed and construed in all respects in accordance with the laws of the State of Florida as they apply to a contract entered into and performed in that State.

         12.2 INDEPENDENT CONTRACTORS. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Customer and either Consultant or any employee or agent of Consultant.

         12.3 NOTICES. All notices required or permitted hereunder shall be given in writing addressed to the respective parties as set forth herein, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, postage prepaid.

         12.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

         12.5 PARTIES IN INTEREST. This Agreement is enforceable only by Consultant and Customer. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any personnel assigned to Customer's work, or any beneficiary of any such personnel, and no such personnel (or any beneficiary thereof) shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, on the date and year first above written.


NORTH AMERICAN RESORTS


By: /s/ Thomas Arrigoni
    ----------------------------
    Thomas Arrigoni

    Title: President

Date: August 5,1996

Address for correspondence:
315 E. Robinson Street #190
Orlando Florida 32801


DIGITALMIND


By: /s/ Francis Palmeira
    ----------------------------
    Francis Palmeira

    Title: Chairman

Date: August 5, 1996

Address for correspondence:
1350 E. Flamingo Rd #75
Las Vegas Nevada 89119



                                    Exhibit A

On site tech support 30 hours a month.

On line service 720 a month.

Consulting On site 30 hours a month.

License to use WIRS (Worldwide Internet Reservation System).

Services include access Internet lines, processing and hosting reservation system.

                                    Exhibit B

500,000 trade stocks of North American Resorts ($40,000.00) plus monthly cost of $2,000.00. Additional hours at $125.00 a hour.